                                                                     EXHIBIT 3.1




                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               HALLIBURTON COMPANY

         Halliburton Company (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the Corporation is HALLIBURTON COMPANY. HALLIBURTON COMPANY was originally incorporated under the name HALLIBURTON HOLD CO., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 7, 1996.

         2. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has duly adopted this Restated Certificate of Incorporation which only restates and integrates and does not further amend the provisions of the Restated Certificate of Incorporation as theretofore amended or supplemented of the Corporation and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

         3. The text of the Restated Certificate of Incorporation is as follows:

         FIRST: The name of this Corporation is HALLIBURTON COMPANY.

         SECOND: The location of its principal office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the agent therein and in charge of thereof is THE CORPORATION TRUST COMPANY, 1209 Orange Street, Wilmington, Delaware.

         THIRD: The nature of the business, or objects, or purposes to be transacted, promoted or carried on are:

         (a) To acquire, own and hold United States and Foreign Letters patent; and Licenses thereunder, relating to the cementing and finishing of oil wells, gas wells and water wells, including processes and machines for mixing cement and other substances in an efficient manner and forcing same into such wells; and measuring devices used in the process of cementing wells; and under such patents and licenses and to conduct the business of cementing and finishing oil wells, gas and

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water wells, and to purchase, own and use all necessary and convenient tools, implements and appliances, including trucks, for the conduct of such business; also such real and personal property as may be needful in its operations. To transact any of its business in any part of the world.

         (b) To manufacture, sell, lease, use or service any and all kinds of supplies, tools, appliances, accessories, specialties, machinery and equipment relating to or useful in connection with the cementing, testing, drilling, completing, cleaning, repairing or operating oil wells, gas wells and water wells.

         (c) To acquire, own and operate such machinery, apparatus, appliances and equipment as may be necessary, proper or incidental to the cementing, testing, completing, repairing, cleaning and operating of oil wells, gas wells and water wells, or for any of the purposes for which this Corporation is organized.

         (d) To apply for, purchase or in any manner to acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage, or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements, and processes, copyrights, trademarks, and trade names relating to or useful in connection with any business of this Corporation, and to work, operate or develop the same, and to carry on any business, manufacturing or otherwise, which may directly or indirectly effectuate these objects or any of them.

         (e) In general, upon approval of the Board of Directors of the Corporation, to carry on any other business, including selling, leasing, manufacturing and servicing, even though unrelated to the objects and purposes enumerated in paragraphs (a), (b), (c) and (d) hereof, and to have and exercise all the powers conferred by the laws of Delaware upon corporations, and to have one or more offices out of the State of Delaware, and to hold, purchase, mortgage and convey real and personal property out of the State of Delaware, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.

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         (f) The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in no wise limited or restricted by reference to, or inference from, the terms of any other clause in this Certificate of Incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

         FOURTH: The aggregate number of shares which the Corporation shall have authority to issue shall be one billion five million (1,005,000,000), consisting of one billion (1,000,000,000) shares of Common Stock of the par value of Two and 50/100 Dollars ($2.50) per share and five million (5,000,000) shares of Preferred Stock without par value. The relative rights, preferences and limitations of the shares of each class are as follows:

                               (A) PREFERRED STOCK

         (1) Shares of the Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors may determine and authority is vested in the Board of Directors, by resolution or resolutions from time to time to establish and designate series, to issue shares of any such series and to fix the relative, participating, optional, or other rights, powers, privileges, preferences, and the qualifications, limitations or restrictions thereof, including, but not limited to, the following:

                  (a) The distinctive designation and number of shares comprising any series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

                  (b) The dividend rate or rates on the shares of any series and the preference or preferences, if any, over any other series (or of any other series over such series) with respect to dividends, the terms and conditions upon which such dividends shall be payable, and whether and upon what conditions dividends on the shares of any series shall be

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         cumulative, and on such shares of any series having cumulative dividend rights, the date or dates from which dividends on the shares of such series shall be cumulative;

                  (c) The terms, if any, upon which the shares of any series shall be convertible into, or exchangeable for, shares of a different series of Preferred Stock or for Common Stock including but not limited to the price or prices or rate of exchange, and conditions of any adjustments thereof, which price or rate may, but need not, vary according to the time or circumstances of the conversion or exchange;

                  (d) Whether or not the shares of any series shall be subject to purchase or redemption, the time or times when, and the price or prices at which such shares shall be redeemable as well as the manner for selecting shares to be redeemed, if less than all of a series is to be redeemed at any given time, and other terms and conditions of such purchase or redemption;

                  (e) The obligation, if any, of the Corporation to purchase or redeem shares of any series pursuant to a sinking or other fund and the price or prices which, the period or periods within which and the terms and conditions upon which the shares of the series shall be redeemed in whole or in part pursuant to such fund;

                  (f) The rights to which the holders of shares of any series shall be entitled upon liquidation, dissolution of, or winding up of the Corporation, whether the same be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

                  (g) The voting powers, full or limited, if any, to which the shares of any series shall be entitled in addition to those required by law, including without limitation the vote or votes per share and the transaction of any business or of any specified item of business in connection with which the shares of any series shall vote as a class;

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                  (h) Any other preferences, privileges and powers and relative, participating, optional or other rights and qualifications, limitations or restrictions thereof, of any series not inconsistent herewith or with applicable law.

         (2) The shares of each series of Preferred Stock shall entitle the holders thereof to receive, when, as and if declared by the Board of Directors out of funds legally available for dividends, cash dividends at the rate, under the conditions and for the periods fixed by resolution or resolutions of the Board of Directors pursuant to authority granted in this Article for each series, and no more, and so long as any Preferred Stock or any series thereof shall remain outstanding, no dividends shall be declared or paid upon any shares of the Common Stock, other than dividends payable in shares of any series or class subordinate to the Preferred Stock, unless dividends on all outstanding Preferred Stock of all series fixed by the Board of Directors in accordance with and pursuant to the authority granted in this Article for each series shall be paid or set apart for payment.

         (3) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Preferred Stock of each series then outstanding shall be entitled to receive payment out of the net assets of the Corporation whether from capital or surplus or both of the liquidation price fixed for such series by the Board of Directors by resolution, if any is so fixed, at the time and under the circumstances applicable before any payment shall be made to the holders of shares of any series of lesser rank to such series or to holders of shares of Common Stock of the Corporation. If the stated amounts payable in such event on the Preferred Stock of all series are not paid in full, the shares of all series of equal rank shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Neither the merger nor the consolidation of the Corporation nor the voluntary sale or conveyance of the Corporation property as an entirety or any part thereof shall be

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deemed to be a liquidation, dissolution or winding up of the Corporation for the purposes of this paragraph.

         (4) Except as is otherwise required by law or as otherwise provided in a resolution or resolutions by the Board of Directors in accordance with the provisions of this Article, the holders of any series of Preferred Stock shall not be entitled to vote at any meeting of the stockholders for the election of Directors or for any other purpose or otherwise to participate in any action taken by the Corporation or the stockholders thereof, or to receive notice of any meeting of stockholders. If the holders of any series of Preferred Stock should become entitled to vote at any meeting of the stockholders for the election of Directors, no such holder shall have the right of cumulative voting.

         (5) Each share of a series of Preferred Stock shall be equal in every respect to every other share of the same series.

         (6) Shares of Preferred Stock which have been purchased or redeemed, whether through the operation of a sinking fund or otherwise, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or series shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, unless otherwise provided with respect to any series in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock.

           (THE DESIGNATION, RIGHTS AND PREFERENCES OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK, WITHOUT PAR VALUE IS SET FORTH IN EXHIBIT A HERETO.)


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                                (B) COMMON STOCK

         (1) Subject to the rights of the outstanding Preferred Stock with respect to the payment of preferential dividends, if any, and after the Corporation shall have complied with the requirements, if any, with respect to setting aside sinking or analogous funds as to any series of Preferred Stock, holders of the Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors out of any funds of the Corporation legally available therefor.

         (2) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the full amounts, if any, to which the holders of outstanding Preferred Stock of each series are respectively preferentially entitled have been distributed or set apart for distribution, all the remaining assets of the Corporation available for distribution shall be distributed pro rata to the holders of Common Stock.

         (3) Except as may be otherwise required by law or provided by this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by him on all matters voted upon by the stockholders.

         FIFTH: The name and mailing address of the Incorporator are as follows:

         NAME                                    MAILING ADDRESS
         ----                                    ---------------

         Robert M. Kennedy                       Halliburton Company
                                                 3600 Lincoln Plaza
                                                 500 North Akard
                                                 Dallas, Texas 75201-3391

         SIXTH: The Corporation is to have perpetual existence.

         SEVENTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

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         EIGHTH: Cumulative voting shall not be allowed. Each Stockholder shall be entitled, at all elections of Directors of this Corporation, to as many votes as shall equal the number of shares of stock held and owned by him and entitled to vote at such meeting under this Certificate of Incorporation for as many Directors as there are to be elected, unless such right to vote in such manner is limited or denied by other provisions of this Certificate of Incorporation.

         Vacancies caused by the death or resignation of any Director and newly created directorships resulting from any increase in the authorized number of Directors may be filled by a vote of at least a majority of the Directors then in office, though less than a quorum, and the Director so chosen shall hold office until the next annual meeting of the Stockholders.

         NINTH: The By-laws may be altered or repealed at any regular meeting of the Stockholders, or at any special meeting of the Stockholders at which a quorum is present or represented, provided notice of the proposed alteration or repeal be contained in the notice of such special meeting, by the affirmative vote of the majority of the Stockholders entitled to vote at such meeting and present or represented thereat, or by the affirmative vote of the majority of the Board of Directors at any regular meeting of the Board, or at any special meeting of the Board, if notice of the proposed alteration or repeal be contained in the notice of such special meeting; provided, however, that no change of the time or place of the meeting for the election of Directors shall be made within sixty (60) days next before the day on which such meeting is to be held, and that in case of any change of time or place, notice thereof shall be given to each Stockholder in person or by letter mailed to his last known post office address at least twenty (20) days before the meeting is held.

         Voting for Directors need not be by ballot except upon the demand, at or before the election, of the holders of ten percent (10%) or more of the shares in person or by proxy and entitled to vote at such election.

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         TENTH: The Corporation is hereby authorized to, and shall, indemnify directors, officers and employees of the Corporation and such other parties as are set forth below in accordance with the following provisions:

         (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees actually and reasonably incurred by him

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in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that any such person referred to hereinabove has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith.

         (d) Except in those instances where the provisions of subsection (c) of this Article are applicable, or unless ordered by a court, any indemnification under subsections (a) and (b) hereof shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of such person referred to hereinabove is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Article. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the Stockholders.

         (e) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as

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authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article.

         (f) The indemnification provided by this Article shall not be deemed exclusive of any other rights to which any person referred to hereinabove may be entitled under any By-law, agreement, vote of the Stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to act in any capacity hereinabove named in this Article and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (g) The indemnification provided by this Article shall not be deemed exclusive of any other power to indemnify or right to indemnification which the Corporation or any person referred to hereinabove may have or acquire under the laws of the State of Delaware including without limitation the General Corporation Law of Delaware or any amendment thereto or substitute therefor.

         (h) The provisions of this Article shall be applicable to claims, actions, suits or other proceedings referred to in subsections (a) and (b) of this Article made or commenced after the adoption hereof, whether arising from conduct or act or omission occurring before or after the adoption hereof.

         ELEVENTH: Both Stockholders and Directors shall have power, if the By-laws so provide, to hold their meeting either within or without the State of Delaware and to keep the books of this Corporation (subject to the provisions of the Statutes) outside of the State of Delaware at such places as may be from time to time designated in the By-laws.

         TWELFTH: In furtherance and not in limitation of the power conferred by statute, the Board of Directors of this Corporation are expressly authorized to fix the amount to be reserved as

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working capital, to authorize and cause to be executed mortgages and liens upon the real and personal property belonging to it.

         THIRTEENTH: This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred on Stockholders herein are granted subject to this reservation.

         FOURTEENTH: No holder of any class of stock of this Corporation shall have any preemptive or preferential right of subscription or purchase with reference to the issuance or sale of any class of stock of the Corporation whether now or hereafter authorized, or of any securities or obligations convertible into or carrying or evidencing any right to purchase any class of stock of the Corporation whether now or hereafter authorized.

         FIFTEENTH: No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty by such director as a director; except for any matter in respect of which such director shall be liable under Section 174 of the Delaware General Corporation Law or any amendment thereto or successor provision thereof or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (i) shall have breached the duty of loyalty to the Corporation or its stockholders, (ii) in acting or failing to act, shall not have acted in good faith or shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iii) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article FIFTEENTH shall eliminate or reduce the effect of this Article FIFTEENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article FIFTEENTH, would accrue or arise, prior to such amendment or repeal. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article FIFTEENTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited

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to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time.

         IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed on behalf of the Corporation by its Vice President and Secretary this 21st day of May, 2004.

                                             HALLIBURTON COMPANY



                                             By:   /s/ Margaret E. Carriere
                                                 ----------------------------
                                                  Margaret E. Carriere
                                                 Vice President and Secretary


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                                    Exhibit A
                    to Restated Certificate of Incorporation

                        --------------------------------

                                  DESIGNATION,
                             RIGHTS AND PREFERENCES

                                       OF

                     SERIES A JUNIOR PARTICIPATING PREFERRED
                            STOCK, WITHOUT PAR VALUE

                                       of

                               HALLIBURTON COMPANY

         At a meeting of the Board of Directors of Halliburton Company (the "Company") the following resolution increasing the series of Preferred Stock designated as Series A Junior Participating Preferred Stock from three (3) million shares to five (5) million shares was duly adopted pursuant to the authority granted to and vested in the Board of Directors of the Company in accordance with the provisions of its Restated Certificate of Incorporation:

                  RESOLVED, that the series of 3,000,000 shares of Series A Junior Participating Preferred Stock, without par value, of the Company be, and hereby is, increased to 5,000,000 shares pursuant to the authority granted to and vested in the Board of Directors of the Company in accordance with the provisions of the Restated Certificate of Incorporation of the Company and that the designation and amount thereof and the relative rights, preferences and limitations thereof (in addition to the provisions set forth in the Restated Certificate of Incorporation of the Company which are applicable to the Preferred Stock of all series) are as follows:

         I. Designation and Amount. The shares of such series shall be designated as the "Series A Junior Participating Preferred Stock" (the "Junior Preferred Stock") and the number of shares constituting such series shall be five (5) million. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

         II. Dividends and Distributions.

                  (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Junior Preferred Stock with respect to dividends, the holders of shares of Junior Preferred

         Stock, in preference to the holders of common stock, $2.50 par value, of the Company (the "Common Stock") and of any other stock ranking junior (as to dividends) to Junior Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, cumulative quarterly dividends payable in cash or in kind, as hereinafter provided, on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of
         (a) $1.00 (payable in cash) or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount (payable in cash) of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Preferred Stock. If the Company shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise), into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that was outstanding immediately prior to such event.

                  (B) The Company shall declare a dividend or distribution on the Junior Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, if no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Junior Preferred Stock shall nevertheless accrue and be cumulative on the outstanding shares of Junior Preferred Stock as provided in paragraph (C) of this Section.

                  (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Junior Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Junior

         Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share by share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

         III. Voting Rights. The holders of shares of Junior Preferred Stock shall have the following voting rights:

                  (A) Subject to the provision for adjustment hereinafter set forth, each share of Junior Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Company. If the Company shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) Except as otherwise provided in the Restated Certificate of Incorporation or by law, the holders of shares of Junior Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Company.

         IV. Certain Restrictions.

                  (A) Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock as provided in
         Section II are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, the Company shall not:

                  (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (as to dividends) to the Junior Preferred Stock;

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                  (ii)   declare or pay dividends on or make any other
                         distributions on any shares of stock ranking on a parity (as to dividends) with the Junior Preferred Stock, except dividends paid ratably on the Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

                  (iii) purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, or any shares of stock ranking on a parity (as to dividends) with the Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this
         Section IV, purchase or otherwise acquire such shares at such time and in such manner.

         V. Reacquired Shares. Any shares of Junior Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

         VI. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (1) to the holders of shares of stock ranking junior (as to amounts payable upon liquidation, dissolution or winding up) to the Junior Preferred Stock unless, prior thereto, the holders of Junior Preferred Stock shall have received an amount per share (rounded to the nearest cent) equal to the greater of (a) $100.00 per share, or (b) an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, plus, in either case, an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (2) to the holders of stock ranking on a parity (as to amounts payable or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except distributions made ratably on the Junior Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such

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liquidation, dissolution or winding up. If the Company shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under the provision in clause (1) (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         VII. Consolidation, Merger, etc. If the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, or any combination thereof, then in any such case the shares of Junior Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash or any other property, or any combination thereof, into which or for which each share of Common Stock is changed or exchanged. If the Company shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         VIII. No Redemption. The shares of Junior Preferred Stock shall not be redeemable. So long as any shares of Junior Preferred Stock remain outstanding, the Company shall not purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock unless the Company shall substantially concurrently also purchase or acquire for consideration a proportionate number of shares of Junior Preferred Stock.

         IX. Rank. Except as otherwise provided in its Restated Certificate of Incorporation, the Company may authorize or create any series of Preferred Stock ranking prior to or on a parity with the Junior Preferred Stock as to dividends or as to distribution of assets upon liquidation, dissolution or winding up.

         X. Amendment. The Restated Certificate of Incorporation of the Company shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Junior Preferred Stock, voting together as a single class.

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
         The foregoing resolution was adopted by the Board of Directors of the Corporation, pursuant to the authority vested in it by the Restated Certificate of Incorporation of the Corporation, at a meeting of the Board of Directors duly held on the 19th day of May, 2004 and the Certificate of Designation, Rights and Preferences of Series A Junior Participating Preferred Stock, Without Par Value was filed with the Secretary of State of the State of Delaware on May 21, 2004.

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